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                                                                EXHIBIT 21.1


Name*                                             Jurisdiction
-----                                             ------------
Viasystems Technologies Corp.                     Delaware, U.S.A.
Circo Craft Co. Inc.                              Quebec, Canada
Viasystems International, Inc.                    Delaware, U.S.A.
PCB Acquisition Limited                           England and Wales, U.K.
Chips Acquisition Limited                         England and Wales, U.K.
Interconnection Systems (Holding) Limited         England and Wales, U.K.
Interconnection Systems Limited                   England and Wales, U.K.
PCB Investments plc                               England and Wales, U.K.
Forward Group PLC                                 England and Wales, U.K.
Exacta Circuits Limited                           Scotland, U.K.

* All entities also do business as "Viasystems."